UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   December 12, 2005

EQUITABLE RESOURCES, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA	1-3551	25-0464690
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 North Shore Drive, Pittsburgh, Pennsylvania		15212
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (412) 553-5700

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The Board of Directors of Equitable Resources, Inc. (“Equitable” or the “Company”) ended the deferred compensation plans for employees as described below.  This action was the consummation of an extensive review by the Company, the Compensation Committee of the Board and the Board of the impact of the American Jobs Creation Act of 2004 (the “Jobs Act”).  The transition rules under the Jobs Act allowed the Board a time-limited opportunity to end the plans.  Ending the deferred compensation plans eliminates an unintended incentive to terminate employment with the Company.  Two employee deferred compensation plans were eliminated and three other plans were amended to eliminate the deferral provisions, as detailed in Item 1.02 below.

The prospective earnings impact of ending the plans is minimal.  The compensation deferred into the plans was expensed in the year earned.  The action is expected to result in an estimated $13.5 million tax loss disallowance under Section 162(m) of the Internal Revenue Code of 1986.  The Company recorded $9.5 million of this disallowance through the third quarter of 2005. The remaining disallowance, net of various anticipated mitigating actions, is approximately $4.0 million, and will be recorded in the fourth quarter of 2005.

All amounts accrued or deferred under the plans will be distributed, and will be included in plan participants’ income in 2005, in compliance with the Internal Revenue Service guidance.  Participants will receive cash for balances attributed to investments in permitted mutual funds and shares of Equitable Resources, Inc. common stock for balances attributed to investments in company stock.  Funds were previously set-aside in a trust to cover payments in respect of mutual fund investments; accordingly, such payments will have no net cash impact to the Company.  The Company anticipates the distribution of approximately 720,000 unrestricted shares (net of withholding obligations which will be paid by the Company in cash) of Equitable Resources common stock, including approximately 580,000 shares to executive officers.  These actions will not directly alter the Company’s shareholding guidelines for affected employees, though they will indirectly increase the shareholding requirements, as the guidelines treat tax-affected shares the same as shares that have not been tax-affected.

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Equitable Resources, Inc. (“Equitable” or the “Company”) amended the Equitable Resources, Inc. 2005 Directors’ Deferred Compensation Plan (the “2005 Directors Plan”) (filed as Exhibit 10.2 to Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 28, 2004) effective December 15, 2005.  The 2005 Directors Plan as originally adopted allowed for the deferral of fees and other compensation otherwise payable to non-employee directors through December 31, 2005.  The amendment allows such deferrals in years following 2005.  Amounts are generally deferred until separation from service.  A copy of the 2005 Directors’ Plan, as amended, will be filed as an exhibit to the Company’s 2005 annual report on Form 10-K.

ITEM 1.02.             TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

As a result of requirements applicable to deferred compensation arrangements included in the American Jobs Creation Act of 2004 (the “Jobs Act”) and proposed regulations issued under Internal Revenue Code Section 409A, the Board of Directors of Equitable approved the following, effective December 12, 2005:

(i)                                     the termination of the Equitable Resources, Inc. Employee Deferred Compensation Plan (the “Employee Plan”) (filed as Exhibit 10.12 to Form 10-K of Equitable filed with the SEC on March 1, 2004), and distribution of amounts deferred thereunder; and

(ii)                                  the termination of participation in the Equitable Resources, Inc. 2005 Employee Deferred Compensation Plan (the “2005 Employee Plan”; the Employee Plan and the 2005 Employee Plan are the “Deferred Compensation Plans”) (filed as Exhibit 10.1 to Form 8-K of Equitable filed with the SEC on December 28, 2004), and distribution of amounts accrued thereunder.

The Board also terminated the following deferral provisions administered under the Deferred Compensation Plans, effective December 12, 2005, and provided for distribution of the amounts earned or deferred thereunder:

(a)                Equitable Resources, Inc. 2002 Executive Performance Incentive Program (filed as Exhibit 10.2 to Form 10-Q filed with the SEC on August 6, 2004); and

(b)               Equitable Resources, Inc. Breakthrough Long-Term Incentive Plan (filed as Exhibit 10.01 to Form 10-Q filed with the SEC on November 13, 2000).

As of November 30, 2005, the total participant balances under the Deferred Compensation Plans was approximately $55.1 million, of which approximately $44.9 million was attributable to balances of Equitable’s current executive officers.  The effect of the terminations and distributions on income, cash and outstanding shares, is discussed in the preamble to this Form 8-K and incorporated herein by reference.

Finally, consistent with the above, because the Equitable Resources, Inc. 2003 Executive Performance Incentive Program (the “2003 EPIP”) (filed as Exhibit 10.3 to Form 10-Q filed with the SEC on August 6, 2004) contained a deferral feature, the Compensation Committee of the Board determined to terminate participation in the 2003 EPIP at the ordinary close of the performance period.  All amounts earned under the 2003 EPIP will be distributed, and will be included in plan participants’ income in 2005, in compliance with the Jobs Act and Treasury Department and Internal Revenue Service guidance with respect thereto.  Nine of the ten participants under the 2003 EPIP are executive officers.  The amount distributable to the participants, including the executive officers, cannot be determined until the ordinary close of the performance period and will be disclosed in the Company’s 2006 annual meeting proxy statement and its Annual Report on Form 10-K for the year ended December 31, 2005.  The 2003 EPIP payment will be distributed in cash.  The Company will continue to accrue the expense for the 2003 EPIP on a basis consistent with past practice through the ordinary close of the performance period.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EQUITABLE RESOURCES, INC.
(Registrant)

By	/s/ Philip P. Conti
Philip P. Conti
Vice President, Chief Financial
Office and Treasurer

Date:  December 16, 2005